Corcept Therapeutics Announces Second Quarter Results and Corporate Update

MENLO PARK, CA -- (Marketwire - August 07, 2012) - Corcept Therapeutics Incorporated (NASDAQ: CORT), a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders, today reported its financial results for the quarter ended June 30, 2012.

In April 2012, Corcept began offering its first medicine, Korlym™ (mifepristone) 300 mg Tablets as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients who have type 2 diabetes mellitus or glucose intolerance and have failed surgery or are not candidates for surgery. Korlym is the first and only treatment approved by the United States Food and Drug Administration (FDA) for endogenous Cushing's syndrome.

"We are proud to have made Korlym available so quickly following FDA approval," said Joseph K. Belanoff, M.D., Corcept's Chief Executive Officer. "Thanks to our commercial team's effective preparation, we were able to ship medicine without delay to patients with this debilitating, life-threatening illness. Our reimbursement team has helped assure that patients with Cushing's syndrome have access to the medicine by successfully communicating the benefits of Korlym to private and government insurers, who have promptly covered the use of Korlym in those patients."

"We made significant progress this quarter building our business platform," added Steven Lo, Corcept's Vice President of Commercial Operations. "We have now hired and begun training our initial force of medical science liaisons and the headquarters personnel we need to support commercialization. Our reimbursement team is in place and working successfully with payers. We were also able to take advantage of this June's Endocrine Society annual meeting to introduce Korlym to our target medical community."

Second Quarter Financial Results

Corcept reported a net loss of $7.6 million, or $0.09 per share, for the second quarter of 2012, compared to a net loss of $8.9 million, or $0.11 per share, for the second quarter of 2011.

For the second quarter of 2012, which was the first quarter with commercial sales of Korlym, Corcept recognized approximately $875,000 in net product sales, after deducting associated government rebates, chargebacks and other allowances.

"We are pleased that a geographically diverse group of physicians has already prescribed Korlym," said Dr. Belanoff, "and encouraged that many of these doctors were not investigators in our clinical study."

Operating expenses for the second quarter of 2012 were $8.5 million, compared to $8.9 million for the second quarter of 2011.

  Cost of sales for the second quarter of 2012 was $48,000, which consisted primarily of the cost of stability testing of product available for sale.

  Research and development expenses were $2.7 million for the second quarter of 2012, compared to $6.2 million for the comparable period in 2011. The decrease was primarily due to (i) lower consultancy costs, which were higher in 2011 when the company was preparing to submit and prosecute its New Drug Application for Korlym; (ii) decreased Korlym manufacturing costs, which before Korlym's approval in February 2012 were expensed as incurred due to the uncertainty of approval, but capitalized as inventory thereafter; and (iii) decreased clinical trial costs, as the extension of the company's phase 3 study of Korlym for Cushing's syndrome and its studies of CORT 108297 in healthy volunteers neared completion.

  Selling, general and administrative expenses were $5.8 million for the second quarter of 2012, compared to $2.7 million for the comparable period in 2011. This increase was primarily due to the additional staffing, consultancy costs and other professional service resources necessary to commercialize Korlym.

Corcept's cash balance as of June 30, 2012 was $34.9 million, as compared to $39.6 million at December 31, 2011, and reflects net proceeds of approximately $13.3 million from our March 2012 financing transaction and other warrant and option exercises, less approximately $18.0 million spent on operations during the first half of 2012. In addition, on July 6, 2012, the company raised approximately $46.1 million from the sale of common stock.

Recent Corporate Highlights

  Released Korlym for sale on April 10, less than eight weeks after FDA approval.
  Continued to build commercial infrastructure to support Korlym, including hiring medical science liaisons, medical affairs and marketing personnel.
  Submitted a supplemental NDA seeking to qualify a second Korlym tablet manufacturer.
  Raised $46.1 million from the sale of common stock to support increased research and development, pre-clinical and clinical activities.
  Began increasing from eight to 20 the number of clinical trial sites in the company's phase 3 trial of mifepristone for treatment of the psychotic features of psychotic depression.
  Accelerated research and development and pre-clinical work on the company's proprietary families of next-generation selective GR-II antagonists.

"While the launch of Korlym is our top priority," said Dr. Belanoff, "we are determined to extend our lead in medicines that block the activity of cortisol, a therapeutic approach with the potential to treat many serious illnesses. We are expanding our phase 3 study of mifepristone for the treatment of the psychotic features of psychotic depression and advancing to the clinic several of our next generation selective GR-II antagonists."

About Cushing's Syndrome

Endogenous Cushing's syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol and is generated by tumors that produce cortisol or ACTH. Cushing's syndrome is an orphan indication that most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year, resulting in over 3,000 new patients annually in the United States. An estimated 20,000 patients in the United States have Cushing's syndrome. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, diabetes, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are also common. Cushing's syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Korlym™ (mifepristone) 300 mg Tablets

Korlym blocks the glucocorticoid receptor type II (GR-II) to which cortisol normally binds, thereby inhibiting the effects of excess cortisol in Cushing's syndrome patients. On April 10, 2012, Corcept made Korlym available as a once-daily oral treatment of hyperglycemia secondary to endogenous Cushing's syndrome in adult patients with glucose intolerance or diabetes mellitus type 2 who have failed surgery or are not candidates for surgery. Korlym is the first and only FDA-approved treatment for that illness and the FDA has designated it as an Orphan Drug for that indication. Orphan Drug designation is a special status designed to encourage the development of medicines for rare diseases and conditions. Because Korlym is an Orphan Drug, Corcept will have marketing exclusivity for the approved indication in the United States until February 2019.

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Corcept Therapeutics Incorporated

Corcept is a pharmaceutical company engaged in the discovery, development and commercialization of drugs for the treatment of severe metabolic and psychiatric disorders. Korlym, a first generation GR-II antagonist, is the company's first FDA-approved medication. The company has a phase 3 trial underway for mifepristone for treatment of the psychotic features of psychotic depression and a portfolio of selective GR-II antagonists that block the effects of cortisol but not progesterone. It owns extensive intellectual property covering the use of GR-II antagonists, including mifepristone, in the treatment of a wide variety of metabolic and psychiatric disorders. It also holds composition of matter patents for its selective GR-II antagonists.

Statements made in this news release, other than statements of historical fact, are forward-looking statements. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances regarding the pace of Korlym's acceptance by physicians and patients, the reimbursement decisions of government or private insurances, the amount of Korlym returned by customers, the FDA's response to the company's supplemental NDA, the effects of rapid technological change and competition, the protections afforded by Korlym's Orphan Drug Designation or by Corcept's other intellectual property rights, or the cost, pace and success of Corcept's product development efforts. These and other risks are set forth in the company's SEC filings, all of which are available from the company's website (http://www.corcept.com) or from the SEC's website (http://www.sec.gov). Corcept disclaims any intention or duty to update any forward-looking statement made in this news release.

                      CORCEPT THERAPEUTICS INCORPORATED
                          CONDENSED BALANCE SHEETS
                               (in thousands)

                                                    June 30,    December 31,
                                                      2012          2011
                                                 ------------- -------------
                                                  (Unaudited)      (Note)
ASSETS:
Current assets:
  Cash and cash equivalents                      $      34,899 $      39,635
  Trade receivables, net                                   355            --
  Inventory                                              2,437            --
  Other current assets                                     608           140
                                                 ------------- -------------
    Total current assets                                38,299        39,775
Other assets                                               319            58
                                                 ------------- -------------
    Total assets                                 $      38,618 $      39,833
                                                 ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                               $       4,235 $       3,611
  Other current liabilities                              1,555         1,415
  Deferred revenue                                          26            --
                                                 ------------- -------------
    Total current liabilities                            5,816         5,026
Total stockholders' equity                              32,802        34,807
                                                 ------------- -------------
    Total liabilities and stockholders' equity   $      38,618 $      39,833
                                                 ============= =============

Note: Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                     CONDENSED STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                (Unaudited)

                                  Three Months Ended     Six Months Ended
                                       June 30,              June 30,
                                 --------------------  --------------------
                                    2012       2011       2012       2011
                                 ---------  ---------  ---------  ---------

Revenues:
  Product sales, net             $     875  $      --  $     875  $      --

Operating expenses:
  Cost of sales                         48         --         48         --
  Research and development*          2,668      6,203      6,210     11,127
  Selling, general and
   administrative*                   5,751      2,666     13,238      4,840
                                 ---------  ---------  ---------  ---------
    Total operating expenses         8,467      8,869     19,496     15,967
                                 ---------  ---------  ---------  ---------
Loss from operations                (7,592)    (8,869)   (18,621)   (15,967)

Interest and other income, net          --         (1)        --          1
Other expense                           (5)       (12)        (9)       (17)
                                 ---------  ---------  ---------  ---------
    Net loss                     $  (7,597) $  (8,882) $ (18,630) $ (15,983)
                                 =========  =========  =========  =========

Basic and diluted net loss per
 share                           $   (0.09) $   (0.11) $   (0.22) $   (0.19)
                                 =========  =========  =========  =========
Shares used in computing basic
 and diluted net loss per share     88,621     84,010     86,521     82,396
                                 =========  =========  =========  =========

*Includes non-cash stock-based
 compensation of the following:
  Research and development       $     138  $     267  $     256  $     323
  Selling, general and
   administrative                      744        602      3,015      1,126
                                 ---------  ---------  ---------  ---------
    Total non-cash stock-based
     compensation                $     882  $     869  $   3,271  $   1,449
                                 =========  =========  =========  =========

CONTACT:
Charles Robb
Chief Financial Officer
Corcept Therapeutics
650-688-8783
crobb@corcept.com
www.corcept.com